Exhibit 99.1

Quest Resource Reports Second Quarter 2016 Results

The Colony, Texas – August 15, 2016 – Quest Resource Holding Corporation (Nasdaq: QRHC) (“Quest”), a leader in sustainability, recycling, and resource management, today announced financial results for the second quarter ended June 30, 2016.

Second Quarter 2016 Operational Highlights

•	Increased revenue by $4.5 million, or 10.7%, to $46.8 million for the second quarter of 2016 over the comparable quarter last year
•	Improved gross profit by $238,000 for the quarter ended June 30, 2016 from the comparable quarter in 2015
•	Expanded portfolio of customer user service locations (number of customers x locations per customer x services per location) to approximately 96,000 at the end of the second quarter

Ray Hatch, President and Chief Executive Officer, commented, "Although there is more to do, we have begun to observe positive results from the initiatives we launched this year.  While second quarter revenue was up double-digits and user service locations increased by 4,000 from June 30, 2015 to 2016, we were even more pleased to see our gross profit for the second quarter of 2016 improve by $238,000 compared with the second quarter of 2015. In addition, our Adjusted EBITDAS for the second quarter of 2016 improved by $227,000 compared with the first quarter of 2016.  We believe this gross profit improvement validates our strategy to focus on market-driven, complex, non-commodity tasks to sustain Quest’s long-term success.”

Mr. Hatch continued, "We demonstrated the breadth and depth of our business model to provide value to our customers by delivering innovative solutions, including the following:

•	developing a turnkey solution for automotive dealerships to manage the Takata airbag recall,
•	implementing comprehensive food-waste recycling programs with two of the nation’s largest grocers to reduce punitive taxes and comply with newly enacted regulations, and
•	deploying our vendor network to transition a customer’s full service line within 24 hours.”

"We will continue to develop industry transforming solutions and deliver innovations designed to drive continued margin improvement in future quarters," concluded Mr. Hatch.

Second Quarter Financial Results

Revenue

For the quarter ended June 30, 2016, revenue was $46.8 million, an increase of $4.5 million, or 10.7%, compared with $42.3 million for the quarter ended June 30, 2015.  The increase was primarily due to a combination of new and expanded services with customers added after the second quarter of 2015.

Cost of Revenue and Gross Profit

Cost of revenue increased $4.3 million to $43.2 million for the quarter ended June 30, 2016 from $38.9 million for the quarter ended June 30, 2015.  The increase related primarily to the cost of servicing the new and expanded services with customers added after the second quarter of 2015. Gross profit increased $238,000 to $3.7 million for the quarter ended June 30, 2016 from $3.4 million for the quarter ended June 30, 2015.

Operating Expenses

For the quarter ended June 30, 2016, operating expenses increased $767,000 to $5.6 million from $4.9 million for the comparable quarter in 2015. The increase related primarily to an increase in stock-related compensation of $209,000 and in selling, general, and administrative expenses of approximately $350,000 for integrating and servicing an increased number of customer locations in the quarter ended June 30, 2016.  Operating expenses also included depreciation and amortization of $1.0 million for the quarters ended June 30, 2016 and 2015.

Net Loss and Net Loss per Share

Net loss for the quarter ended June 30, 2016 was $(2.0) million compared with a net loss of $(1.5) million for the quarter ended June 30, 2015. Net loss per basic and diluted share was $(0.14) for the quarter ended June 30, 2016 compared with a net loss per basic and diluted share of $(0.11) for the quarter ended June 30, 2015.

EBITDAS

Adjusted EBITDAS was a loss of $(394,000) for the quarter ended June 30, 2016 compared with a loss of $(149,000) for the quarter ended June 30, 2015. (See attached table "Reconciliation of Net Loss to Adjusted EBITDAS.")

For more information on Quest, visit www.QRHC.com.

Reconciliation of U.S. GAAP to Non-GAAP Financial Measures

In this press release, a non-GAAP financial measure, "Adjusted EBITDAS," is presented. From time-to-time, Quest considers and uses this supplemental measure of operating performance in order to provide an improved understanding of underlying performance trends. Quest believes it is useful to review, as applicable, both (1) GAAP measures that include (i) depreciation and amortization, (ii) interest and other expense, (iii) stock-based compensation expense, and (iv) income tax expense, and (2) non-GAAP measures that exclude such information.  Quest presents this non-GAAP measure because it considers it an important supplemental measure of Quest’s performance. Quest’s definition of this adjusted financial measure may differ from similarly named measures used by others. Quest believes this measure facilitates operating performance comparisons from period to period by eliminating potential differences caused by the existence and timing of certain expense items that would not otherwise be apparent on a GAAP basis.  This non-GAAP measure has limitations as an analytical tool and should not be considered in isolation or as a substitute for the company's GAAP measures.  (See attached table "Reconciliation of Net Loss to Adjusted EBITDAS.")

About Quest Resource Holding Corporation

Quest provides businesses with one-stop management programs to reuse, recycle, and dispose of a wide variety of waste streams and recyclables generated by their businesses. Quest’s comprehensive reuse, recycling, and proper disposal management programs are designed to enable regional and national customers to have a single point of contact for managing a variety of waste streams and recyclables.  Quest also operates environmentally based social media and online data platforms that contain information and instructions necessary to empower consumers and consumer product companies to recycle or properly dispose of household products and materials. Quest’s directory of local recycling and proper disposal options empowers consumers directly and enables consumer product companies to empower their customers by giving them the guidance necessary for the proper recycling or disposal of a wide range of household products and materials, including the “why, where, and how” of recycling.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which provides a "safe harbor" for such statements in certain circumstances. The forward-looking statements include statements or expectations regarding our belief that we have begun to observe positive results from initiatives launched earlier in the year; our belief that we have demonstrated the breadth and depth of our business model to provide value to our customers by delivering various innovative solutions; and our belief that we will continue to develop industry transforming solutions and deliver innovations designed to drive continued margin improvement in future quarters.  These statements are based on our current expectations, estimates, projections, beliefs, and assumptions. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including, but not limited to, competition in the environmental services industry, the impact of the current economic environment, and other factors discussed in greater detail in our filings with the Securities and Exchange Commission (SEC), including our Report on Form 10-K for the year ended December 31, 2015. You are cautioned not to place undue reliance on such statements and to consult our SEC filings for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Investor Relations Contact:

John Liviakis

Liviakis Financial

415-389-4670

john@liviakis.com

Financial Tables Follow

Quest Resource Holding Corporation and Subsidiaries

OPERATING HIGHLIGHTS

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenue	$46,844	$42,330	$92,615	$82,339
Cost of revenue	43,189	38,914	85,474	75,637
Gross profit	3,655	3,416	7,141	6,702
Selling, general, and administrative	4,638	3,906	9,293	7,683
Depreciation and amortization	1,008	972	2,026	1,951
Total operating expenses	5,646	4,878	11,319	9,634
Operating loss	(1,991)	(1,462)	(4,178)	(2,932)
Interest expense	(57)	(42)	(114)	(91)
Income tax expense	—	—	—	—
Net loss	$(2,048)	$(1,504)	$(4,292)	$(3,023)
Net loss applicable to common stockholders	$(2,048)	$(1,504)	$(4,292)	$(3,023)
Net loss per common share:
Basic and diluted	$(0.14)	$(0.11)	$(0.30)	$(0.22)

Weighted average number of common shares outstanding:
Basic and diluted	14,840	13,961	14,409	13,957

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDAS

(Unaudited)

(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net loss	$(2,048)	$(1,504)	$(4,292)	$(3,023)
Depreciation and amortization	1,047	972	2,074	1,951
Interest expense	57	42	114	91
Stock-based compensation expense	550	341	1,089	626
Income tax expense	—	—	—	—
Adjusted EBITDAS	$(394)	$(149)	$(1,015)	$(355)

BALANCE SHEETS

(In thousands)

	June 30,	December 31,
	2016	2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,025	$2,989
Accounts receivable, less allowance for doubtful accounts of $163 and $587 as of June 30, 2016 and December 31, 2015, respectively	35,567	33,299
Prepaid expenses and other current assets	1,775	947
Total current assets	39,367	37,235

Goodwill	58,337	58,337
Intangible assets, net	10,201	11,828
Property and equipment, net, and other assets	2,298	1,609
Total assets	$110,203	$109,009

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$36,142	$34,847
Deferred revenue and other current liabilities	467	329
Total current liabilities	36,609	35,176

Line of credit	4,000	4,000
Other long-term liabilities	388	341
Total liabilities	40,997	39,517

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000 shares authorized, no shares issued or outstanding as of June 30, 2016 and December 31, 2015	—	—
Common stock, $0.001 par value, 200,000 shares authorized, 14,845 and 13,974 shares issued and outstanding as of June 30, 2016 and December 31, 2015, respectively	15	14
Additional paid-in capital	156,352	152,347
Accumulated deficit	(87,161)	(82,869)
Total stockholders’ equity	69,206	69,492
Total liabilities and stockholders’ equity	$110,203	$109,009

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